As Filed with the Securities and Exchange Commission on April 28, 2003

Registration No. 333-104380

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTREMED, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	58-1959440 (IRS Employer Identification No.)

9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Campbell
President and Chief Operating Officer
ENTREMED, INC.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
RICHARD E. BALTZ, ESQ.
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004
(202) 942-5000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered (1)	per share (2)	price (2)	registration fee

Common Stock, par value $0.01 per share	4,366,145	$1.085	$4,799,326.87	$388.27

(1)	Includes 1,575,000 shares of common stock issuable upon exercise of outstanding warrants. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to the anti-dilution provisions of these warrants from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq National Market on April 1, 2003.

(3)	Includes fee of $8.30 payable as a result of registration of an additional 37,273 shares of common stock issuable upon exercise of outstanding warrants at a price of $2.75 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to Completion

Preliminary Prospectus Dated April 28, 2003

EntreMed, Inc.

UP TO 4,366,145 SHARES OF OUR COMMON STOCK
$0.01 PAR VALUE

     The persons listed in this prospectus under “Selling Stockholders” may offer and sell up to 4,366,145 shares of our common stock. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution.” We will not receive any proceeds from the sale of these shares by the selling stockholders.

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ENMD.”

     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850 and our telephone number is (240) 864-2600.

     See “Risk Factors” beginning on page 3 for a discussion of certain material factors that you should consider in connection with an investment in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2003

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

     We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

INFORMATION ABOUT ENTREMED

     We are a clinical-stage biopharmaceutical company, which means that we are in the process of developing and testing our drug candidates in a clinical setting but do not have any products that are approved for sale by the FDA. Our focus is on drug candidates that inhibit abnormal blood vessel growth associated with a broad range of diseases such as cancer, blindness, psoriasis and atherosclerosis. Our strategy is to accelerate development of our potential product candidates through collaborations and sponsored research programs with pharmaceutical and biotechnology companies, universities and government laboratories. In addition to three drug candidates in clinical trials, we have more than 10 other new proteins, genes and small molecules in development as possible drug candidates.

     During the summer of 2002, we chose to shift our financial and scientific focus to our small molecule programs, led by our clinical drug candidate Panzem® (2ME2). Historically, we were known for our development of our protein drug candidates Endostatin and Angiostatin. We are continuing existing clinical trials of these proteins but do not plan to initiate new trials. Instead, we plan to explore licensing opportunities for Endostatin and Angiostatin.

     As of December 2002, we stopped funding and are no longer in control of our formerly- majority owned subsidiary, MaxCyte, Inc.

     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about some of these risks before buying shares of our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe are not material could also materially adversely affect our business, financial condition or result of operations. In any case, the value of the common stock could decline, and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also, “Special Note Regarding Forward-Looking Statements.”

We Have a History of Losses and Anticipate Future Losses

     To date, we have been engaged primarily in research and development activities. Although we have received license fees and research and development funding from a former collaborator, limited revenues on royalties from sales of THALOMID®, and certain research grants, we have not derived significant revenues from operations.

     At December 31, 2002, we had an accumulated deficit of approximately $213,318,618. Losses have continued since December 31, 2002. We also will be required to conduct substantial research and development and clinical testing activities for all of our proposed products. We expect that these activities will result in operating losses for the foreseeable future before we commercialize any products, if ever. In addition, to the extent we rely on others to develop and commercialize our products, our ability to achieve profitability will depend upon the success of these other parties. To support our research and development of certain product candidates, we also rely to a significant extent on cooperative agreements from governmental and other organizations as a source of support. If our cooperative agreements were to be reduced to any substantial extent, it may impair our ability to continue our research and development efforts. Even if we do achieve profitability, we may not be able to sustain or increase it.

Development of Our Products Is at an Early Stage and is Uncertain

     Our proposed products and research programs are in the early stage of clinical development and require significant, time-consuming and costly research and development, testing and regulatory clearances. In developing our products, we are subject to risks of failure that are inherent in the development of products and therapeutic procedures based on innovative technologies. For example, it is possible that any or all of these proposed products or procedures will be ineffective or toxic, or otherwise will fail to receive necessary FDA clearances. There is a risk that the proposed products or procedures will be uneconomical to manufacture or market or will not achieve market acceptance. There is also a risk that third parties may hold proprietary rights that preclude us from marketing our proposed products or that others will market a superior or equivalent product. Further, our research and development activities might never result in commercially viable products.

     Our product candidates are at the clinical and preclinical stages of development. Although several of our product candidates have demonstrated some success in preclinical studies, they may not prove to be similarly effective in humans.

     Testing of drug candidates on animals may occur under different conditions than testing in people. There are many regulatory steps that must be taken before any of these product candidates will be eligible for FDA approval and subsequent sale, including the completion of preclinical (animal) and clinical (human) trials. We do not expect that these product candidates will be commercially available for several years, if ever.

We Must Show the Safety And Efficacy of Our Product Candidates Through Clinical Trials, the Results of Which Are Uncertain

     Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. We currently have three product candidates undergoing 9 phase I and phase II clinical trials at 11 different sites. Further testing of our product candidates will be required, and failure can occur at any stage of testing. Acceptable results from initial preclinical studies and clinical trials of products under development are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical studies and clinical testing in humans. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory approval of the potential product.

     Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential patients for testing are limited in number. The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Any such delays will increase our product development costs. If such delays are significant they could negatively affect our financial results and the commercial prospects for our products.

Marketing our Products Outside of the United States will Entail Additional Costs

     We plan to eventually market our products outside of the United States. This will entail foreign regulatory approvals in countries that may have different requirements from the regulatory process in the United States, subjecting our products to additional clinical trials and approvals, as well as licensing, manufacturing and labeling standards, even though the products may be fully approved for manufacture, marketing and distribution in the United States. In order to satisfy any additional requirements that might be imposed by foreign governments, we may incur additional costs that will inhibit our profitability. If the relevant approvals cannot be obtained or will be too expensive to obtain, we might not be able to distribute our product candidates in foreign markets, despite the expenditure of time, effort and funds in an attempt to do so.

We Are Uncertain Whether Additional Funding Will Be Available For Our Future Capital Needs and Commitments

     We will require substantial funds in addition to our existing working capital to develop our product candidates and otherwise to meet our business objectives. We have never generated enough revenue during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our research and development and clinical programs. Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to materially increase:

•	results of research and development activities;

•	progress of our preclinical studies or clinical trials;

•	changes in or terminations of our relationships with strategic partners;

•	changes in the focus, direction, or costs of our research and development programs;

•	competitive and technological advances;

•	establishment of marketing and sales capabilities;

•	the regulatory approval process; or

•	product launch.

We May Need New Collaborative Partners to Develop And Commercialize Products, and if We Enter Into Such Arrangements We May Give Up Control Over The Development And Approval Process and Decrease Our Potential Revenue

     We plan to develop and commercialize our product portfolio with or without corporate alliances and partners. Nonetheless, we intend to explore opportunities for new corporate alliances and partners to help us develop, commercialize and market our products. We expect to grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner will seek to control the amount and timing of resources devoted to these activities generally. We anticipate obtaining revenues from our strategic partners under such relationships in the form of research and development payments and payments upon achievement of certain milestones. Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, there is a risk that our corporate partners will pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our programs.

     We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. Our strategy also involves entering into multiple, concurrent strategic alliances to pursue commercialization of our core technologies. There is a risk that we will not be able to manage simultaneous programs successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, we will depend on the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products. If a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.

We Have No Current Manufacturing or Marketing Capacity and Rely on Only One Supplier For Some of our Products

     We do not expect to manufacture or market products in the near term, but we may try to do so in certain cases. We do not currently have the capacity to manufacture or market products and we have limited experience in these activities. If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks. We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing and marketing of products. If we engage directly in manufacturing or marketing, we will require substantial additional funds and personnel and will be required to comply with extensive regulations. We may not be able to develop or contract for these capacities when required to do so in connection with our business.

     We are currently manufacturing products for clinical trials on a contract basis. Panzem®, our lead small molecule clinical drug candidate, is currently bulk manufactured by Akzo Nobel. As a result of our focusing on the small molecule programs, we did not anticipate manufacturing additional protein-based materials. We are maintaining our relationship with our past protein contract manufacturer, Chiron Corporation, although we do not intend to utilize their manufacturing capacity in the future.

     We do not have arrangements in place with alternative suppliers if our current supplier is unable to deliver the product in necessary quantities. Therefore, we depend on all such third-party manufacturers to perform their obligations effectively and on a timely basis. These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations. Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product. In addition, we may not be able to negotiate manufacturing terms with a new supplier that are as favorable as the terms we have with our current suppliers.

     Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.

     The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving production yields, quality control and assurance, and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions, and commercialization.

Failure of Manufacturing Facilities Producing Our Product Candidates to Maintain Regulatory Approval Could Delay or Otherwise Hinder Our Ability to Market Our Product Candidates

     Any manufacturer of our product candidates will be subject to applicable Good Manufacturing Practices (GMP) prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. We and any of our collaborators may not be able to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with GMP and who are able to produce our small molecules and proteins.

     Should manufacturing agreements be entered into, our collaborators and we will be dependent upon such manufacturers for continued compliance with GMP. Failure by a manufacturer of our products to comply with GMP could result in significant time delays or our inability to obtain marketing approval or, should we have market approval, for such approval to continue. Changes in our manufacturers could require new product testing and facility compliance inspections. In the United States, failure to comply with GMP or other applicable legal requirements can lead to federal seizure of violative products, injunctive actions brought by the federal government, and potential criminal and civil liability on the part of a company and its officers and employees. Because of these and other factors, we may not be able to replace our manufacturing capacity quickly or efficiently, in the event that our current or future manufacturers are unable to manufacture our products at one of more of their facilities.

The Manufacture of Our Product Candidates May Not Be Commercially Feasible

     The manufacturing processes for several of the small molecules and proteins we are developing as product candidates have not yet been tested at commercial levels, and it may not be possible to manufacture these materials in a cost-effective manner.

Our Products May Not Achieve Market Acceptance

     Our success will be dependent on market acceptance of our products in the United States and, later, in international markets. Since we have not received the necessary approvals to sell our products in the United States or elsewhere, we cannot predict whether any of our products will achieve market acceptance, either in the United States or abroad. A number of factors may limit the market acceptance of our products, including the timing of regulatory approval and market entry relative to competitive products, the availability of alternative therapies or treatments, the price of our products relative to any alternatives, the availability of third-party reimbursement to pay for them, and the extent of the marketing efforts by competitors. Other risk factors identified in this section also may affect market acceptance of our product candidates.

We Depend on Patents And Other Proprietary Rights, Some of Which are Uncertain

     Our success will depend in part on our ability to obtain patents for our products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Risks that relate to patenting our products include the following:

•	our failure to obtain additional patents;

•	challenge, invalidation, or circumvention of patents already issued to us;

•	failure of the rights granted under our patents to provide sufficient protection;

•	independent development of similar products by third parties; or

•	ability of third parties to design around patents issued to our collaborators or us.

     For several of the products that we are developing, including Panzem™, composition of matter patents are not available because the compounds are in the public domain. In these cases, only patents covering the “use” of the product are available. In general, patents covering a new use for a known compound can be more difficult to enforce against infringers of the use claims in the patent.

     Our potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that may infringe the patents of others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.

     We are a party to sponsored research agreements and license agreements that require us to make milestone payments upon attainment of certain regulatory milestones. Failure to meet such milestones could result in the loss of certain rights to compounds covered under such license agreements.

     We also rely on trade secret protection for our confidential and proprietary information. However, trade secrets are difficult to protect and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology. We may not be able to meaningfully protect our rights to unpatented trade secrets. We require our employees, consultants, and advisors to execute a confidentiality agreement when beginning an employment or a consulting relationship with us. The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. Employees and consultants must keep such information confidential and may not disclose such information to third parties except in specified circumstances. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

     To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information. Any such disputes may not be resolved in our favor. Certain of our consultants are employed by or have consulting agreements with other companies and any inventions discovered by them generally will not become our property.

The Expiration of Our Relationship with Children’s Hospital, Boston, Could Limit Our Ability to Acquire Product Candidates and Subject Us to Increased Competition

     As part of our transition to a small-molecule focus and to maximize resources to support our internal R&D efforts, we did not renew or we terminated our sponsored research agreements. We do, however, maintain rights — for a specific period of time following funding expiration — to all discoveries and data from research supported by our funds. Of note, our collaborative research agreements with Children’s Hospital, expired on September 30, 2002. Under that agreement with Children’s Hospital, we provided funding for some of their research projects on blood vessel growth. In return, we obtained licenses to discoveries resulting from that research. Children’s Hospital, originally discovered endostatin, angiostatin, and the small molecule that makes up Panzem. We have received licenses from Children’s Hospital, for each these discoveries.

     Prior to our the September 30, 2002, expiration date, researchers at Children’s Hospital, may have used our funds to conduct research that may result in other potential products that may be used to treat cancer in a variety of ways, including by antiangiogenesis. Although we believe that, pursuant to our agreement, we are entitled to license and use a wide variety of products related to antiangiogenesis, Children’s Hospital, may take a different position. Children’s Hospital, has licensed, and may in the future license, products to our existing and potential competitors. Because Children’s Hospital, has, in the past, been an important source of product candidates for us, the expiration of this collaboration may limit our ability to acquire future product candidates and may subject us to increased competition.

Our Potential Products Are Subject to Government Regulatory Requirements and an Extensive Approval Process

     Our research, development, preclinical and clinical trials, manufacturing, and marketing of most of our product candidates are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is time consuming and expensive. Even after spending time and money, we may not receive regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Our collaborators or we may encounter significant delays or costs in the effort to secure necessary approvals or licenses. Even if we obtain regulatory clearance for a product, that product will be subject to continual review. Later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal penalties.

We Operate in A Highly Competitive Industry

     The pharmaceutical and biotechnology industries are intensely competitive and we expect competition from other companies and other research and academic institutions to increase. In addition to competing with universities and other research institutions to develop products, technologies, and processes, we may compete with other companies to acquire the rights to products, technologies, and processes developed by universities and other research institutions. Many of these companies have substantially greater financial and research and development capabilities than we have and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. We are aware of a number of other companies and academic institutions that are pursuing angiogenesis research and are testing other angiogenesis inhibitors.

     These other companies and academic institutions may be larger and may have significantly greater financial resources, or be supported by large entities with greater financial resources, than are currently available to us. They may also have established marketing and distribution channels. The drug industry is characterized by intense price competition, and we anticipate that we will face this and other forms of competition. Developments by others may render our products or technologies obsolete or noncompetitive, and we may not be able to keep pace with technological developments. Competitors may develop products that use an entirely different approach or means of accomplishing the desired therapeutic effect that our products seek to achieve which may be more effective or less costly, or both. Accordingly, our competitors may succeed in commercializing products more rapidly than we do. If these competitors develop their products more rapidly and complete the regulatory process sooner, we may not be able to successfully compete with them.

     The pharmaceutical and biotechnology industries are rapidly evolving. We may not be able to develop products that are more effective or achieve greater market acceptance than our competitors’ products. Our competitors may succeed in developing products and technologies that are more effective than those being developed by us or that render our products and technologies less competitive or obsolete. While we do not know the potential effectiveness of these products in comparison to our product candidates, it is possible that these products will be more effective than our products, will be easier to manufacture, will come to market before any of our products or will achieve market acceptance over our products.

Potential Products May Subject Us to Product Liability for Which Insurance May Not Be Available

     The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims. We have obtained a level of liability insurance coverage that we believe is adequate in scope and coverage for our current stage of development. However, our present insurance coverage may not be adequate to protect us from liabilities we might incur. In addition, our existing coverage will not be adequate as we further develop products, and in the future adequate insurance coverage and indemnification by collaborative partners may not be available in sufficient amounts or at a reasonable cost. If a product liability claim or series of claims are brought against us for uninsured liabilities, or in excess of our insurance coverage, the payment of such liabilities could have a negative effect on our business and financial condition.

The Marketability of Our Potential Pharmaceutical Products May Depend on Reimbursement and Reform Measures in The Health Care Industry

     Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs, and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators, and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that our collaborators or we seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could cause our corporate collaborators to be less willing or able to pursue research and development programs related to our product candidates.

We Are Subject to Risk Due to Our Use of Hazardous Materials

     Our research and development involves the controlled use of hazardous biological, chemical, and radioactive materials. We are subject to federal, state, and local laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result. Such liability could have a negative impact on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by forward-looking words such as “may,” “will,” “expect,” “anticipate” or similar words. These forward-looking statements include, among others, statements regarding our business strategy, the timing of our clinical trials and the expected increases in our expenses. Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from those discussed in our forward-looking statements due to, among other factors, our history of operating losses and anticipation of future losses; the value of our common stock; uncertainties relating to our technological approach; uncertainty of our product candidate development; our need for additional capital and uncertainty of additional funding; our dependence on collaborators and licensees; intense competition and rapid technological change in the biopharmaceutical industry; uncertainties relating to our patent and proprietary rights; uncertainties relating to clinical trials; government regulation and uncertainties of obtaining regulatory approval on a timely basis or at all; our dependence on key personnel, research collaborators and scientific advisors; uncertainties relating to health care reform measures and third-party reimbursement; risks associated with product liability; and other factors discussed in our other filings with the Securities and Exchange Commission. You are encouraged to review the risk factors included in this prospectus.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of March 19, 2003 and the number of shares that may be offered pursuant to this prospectus. In some instances, the shares of common stock offered pursuant to this prospectus may be sold by the pledgees, donees, transferees, assignees or other successors-in-interest that receive their shares from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, and the term “selling stockholders” as used herein shall include such pledgees, donees, transferees, assignees or other successors-in-interest. The table has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

     The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with an estimate of the number of shares of common stock that the selling stockholders will hold in the future.

     For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Shares Beneficially Owned After Offering” column assumes the sale of all shares offered.

     As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Selling Stockholder	Number of Shares	Number of Shares Offered	Number of Shares
	Beneficially Owned Prior to	(1)	Beneficially Owned
	Offering (1)(2)		After Offering (3)

Children’s Medical Center Corporation (4)	900,000	900,000	0

Cato Research Ltd.(4)	725,000	725,000	0

Diosynth RTP, Inc.	797,872	797,872	0

Bristol-Myers Squibb Co.(4)	650,000	650,000	0

Crucell Holland B.V	350,000	350,000	0

Kilpatrick Stockton LLP	906,000	906,000	0

Ferghana Securities, Inc.(4)	37,273	37,273	0

(1)	The number of shares set forth in the table assumes the exercise of all warrants held by the selling stockholders and represents an estimate of the number of shares of common stock to be offered and sold by the selling stockholders. The actual number of shares of common stock issuable upon exercise of the warrants is subject to adjustment. The actual number of shares of our common stock offered hereby, and included in the Registration Statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of adjustment mechanisms described therein, or by reason of any future stocks splits, stock dividends or similar transactions involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).
(2)	Based upon 24,418,566 shares of common stock outstanding on March 19, 2003, each of the selling stockholders own less than 1% of the outstanding shares of our common stock.
(3)	Assumes the sale of all shares offered hereby and no other transactions in the common stock by the selling stockholders.
(4)	Includes 900,000 shares that Children’s Medical Center Corporation has the right to acquire upon exercise of warrants, 25,000 shares that Cato Research Ltd. has the right to acquire upon exercise of warrants, 650,000 shares that Bristol-Myers Squibb Co. has the right to acquire upon exercise of warrants and 32,273 shares that Ferghana Securities, Inc. has the right to acquire upon exercise of warrants.

     All of the selling stockholders listed above, except for Children’s Medical Center Corporation and Ferghana Securities, Inc., received the shares being registered hereby (or the warrants which underlying shares are being registered hereby) in partial satisfaction of certain outstanding obligations we owed to such selling stockholders. Ferghana Securities, Inc. acts as a financial advisor to us.

     From 1993 until September 30, 2002, EntreMed has sponsored research at Children’s Hospital, Boston. While our collaborative research agreements with Children’s Hospital expired on September 30, 2002, without being renewed, we continue to maintain rights, for a specified period of time following the expiration, to all discoveries and data from research supported by our funding. In addition, as previously reported, in December 2002 we sold our assets, properties and rights relating to the Company’s thalidomide analog programs. As part of the transaction, we terminated our Analog Agreements and License Agreement with Children’s Medical Center Corporation. We agreed to pay Children’s Medical Center Corporation a cash payment and warrants to purchase 900,000 shares of our common stock, which underlying shares we are registering for resale hereby.

     We were a party to a Research Collaboration and License Agreement with Bristol-Myers Squibb Company dated December 7, 1995; this agreement was terminated in 1999.

     We had entered into an agreement with Diosynth RTP under which Diosynth is responsible for producing certain of our product candidates.

     James D. Johnson, our Senior Vice President and General Counsel, is a partner at Kilpatrick Stockton LLP, which provides certain patent prosecution and certain other legal services to us.

     Other than as described above, no affiliate of any of the selling stockholders has held any position or office with us or any of our affiliates and no selling stockholder has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

PLAN OF DISTRIBUTION

     The selling stockholders, including their pledgees, transferees, assignees, donees or other successors-in-interest, may, from time to time, sell any or all of their shares of common stock, at fixed or negotiated prices, using one or more of the following methods:

•	on the Nasdaq National Market, or on any other stock exchange, market or trading facility on which EntreMed’s common stock may from time to time be trading;

•	in the over-the-counter market;

•	otherwise in privately negotiated transactions;

•	through agents or underwriters;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	by pledge to secure debts and other obligations;

•	through the writing of options on the shares;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of EntreMed securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     EntreMed is required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities arising out of or based on any untrue statement (or alleged untrue statement) of a material fact in the registration statement of which this prospectus is a part.

     To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. In addition, upon our being notified by a selling stockholder that a donee, pledgee, assignee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus pursuant to such proposed sale.

     To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. A selling stockholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by that selling stockholder.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for us by Arnold & Porter, Washington, D.C.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

     This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC (File No. 000-20713) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003;

2.	The Company’s Current Report on Form 8-K filed with the Commission on January 15, 2003; and

3.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

     You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a documents unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our internet web site at http://www.entremed.com or by requesting them in writing, by email or by telephone at the following address:

Francine K. Jackson
Finance Assistant
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
francinej@entremed.com

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.

     In addition, the SEC maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

To be Paid
By The
Company

SEC Registration Fee	$379.97
Accounting fees and expenses	$5,000
Printing fees and expenses	$3,500
Legal fees and expenses	$20,000
Miscellaneous expenses	$1,000
Total	$29,879.97

ITEM 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Company’s Amended and Restated Certificate of Incorporation limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws. The Company has purchased an insurance policy that purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation, filed on June 11, 1996 as an Exhibit to our Registration Statement on Form S-1 (File 333-3536), which we incorporate with this filing by reference.

ITEM 16.  Exhibits.

     The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.  Undertakings.

     A.     The undersigned Registrant hereby undertakes:

               (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on April 28, 2003.

EntreMed, Inc.

By:	/s/ Neil Campbell Neil Campbell President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil Campbell Neil Campbell	President and Chief Operating Officer (Principal Executive Officer)	April 28, 2003

/s/ Dane R. Saglio Dane R. Saglio	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2003

* Michael Tarnow	Chairman of the Board	April 28, 2003

* Donald S. Brooks	Director	April 28, 2003

Jerry Finkelstein	Director	______, 2003

* Mark C. M. Randall	Director	April 28, 2003

* Wendell M. Starke	Vice Chairman of the Board	April 28, 2003

* Peter S. Knight	Director	April 28, 2003

Jennie C. Hunter-Cevera	Director	______, 2003

*	The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Powers of Attorney executed by the above-named directors of the Company and which are being filed herewith with the Securities and Exchange Commission on behalf of such directors.

/s/ Neil Campbell Neil Campbell Attorney-in-fact

INDEX TO EXHIBITS

     The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit 5	Opinion of Arnold & Porter.

Exhibit 23.1	Consent of Ernst & Young LLP.*

Exhibit 23.2	Consent of Arnold & Porter (included with Exhibit 5).

Exhibit 24	Powers of Attorney of certain directors of the Company.*

* previously filed